Exhibit 99.1

SemGroup Energy Partners, L.P. Receives
NASDAQ Additional Staff Determination Letter

Tulsa, Okla. – November 20, 2008 /BUSINESS WIRE/ –

SemGroup Energy Partners, L.P. (NASDAQ: SGLP) today announced that, as anticipated, on November 18, 2008, it received an Additional Staff Determination Letter from The NASDAQ Stock Market (“NASDAQ”), stating that SGLP is not in compliance with NASDAQ’s Marketplace Rule 4310(c)(14) because it did not timely file its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008 (the “Third Quarter Form 10-Q”) with the Securities and Exchange Commission (the “SEC”), and that this issue may serve as an additional basis to delist SGLP’s common units from NASDAQ.

As previously disclosed, SGLP received a similar NASDAQ Staff Determination Letter on August 19, 2008 in connection with SGLP’s inability to timely file its Quarterly Report on Form 10-Q for the period ended June 30, 2008 (the “Second Quarter Form 10-Q”) with the SEC.  SGLP appealed that Staff Determination and attended a hearing before the NASDAQ Listing Qualifications Panel (the "Panel") on October 16, 2008 during which SGLP requested that the Panel grant additional time to regain compliance with NASDAQ's filing requirement.  There can be no assurance that the Panel will grant SGLP’s request for continued listing.  Pending a decision by the Panel, SGLP’s common units will remain listed on NASDAQ.

As previously disclosed, SGLP was unable to timely file the Second Quarter Form 10-Q and the Third Quarter Form 10-Q due to uncertainties surrounding the filing of voluntary petitions by SemGroup, L.P. and certain of its subsidiaries for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on July 22, 2008 (the “Bankruptcy Filings”).

SGLP’s management and the board of directors of its general partner are currently evaluating the impact of the Bankruptcy Filings and certain related matters on SGLP’s financial statements.  SGLP expects to file the Second Quarter Form 10-Q and the Third Quarter Form 10-Q as soon as is reasonably practicable after such evaluation has been completed.

About SemGroup Energy Partners, L.P.
SemGroup Energy Partners owns and operates a diversified portfolio of complementary midstream energy assets. SemGroup Energy Partners provides crude oil and liquid asphalt cement terminalling and storage services and crude oil gathering and transportation services. SemGroup Energy Partners is based in Tulsa, Oklahoma. As a publicly traded master limited partnership, SemGroup Energy Partners’ common units are traded on the NASDAQ Global Market under the symbol SGLP. The general partner of SemGroup Energy Partners is a subsidiary of SemGroup, L.P.   For more information, visit SemGroup Energy Partners’ web site www.SGLP.com.

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Forward-Looking Statements
This news release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to SemGroup, L.P.’s bankruptcy filings and related events, insufficient cash from operations, market conditions, governmental regulations and factors discussed in SemGroup Energy Partners’ filings with the Securities and Exchange Commission. If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. SemGroup Energy Partners undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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SGLP Investor Relations Contact:
Brian Cropper
Toll Free Phone: 866.490.SGLP (7457)
Phone: 918.524.SGLP (7457)
Email: investor@semgroupenergypartners.com